Exhibit 10.7

AGREEMENT OF PURCHASE AND SALE

[Parkway at Oak Hill, Austin, Texas]

This Agreement of Purchase and Sale (“Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.	Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.	Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1 - Basic Information

1.1      Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 Seller:	PKWY, LLC, a Delaware limited partnership

1.1.2 Purchaser:	Wells Mid-Horizon Value-Added Fund 1, LLC, a Georgia limited liability company

1.1.3 Purchase Price:	$19,000,000.00

1.1.4 Earnest Money:	$250,000.00, including interest thereon, to be deposited in accordance with Section 3.1 below.

1.1.5 Title Company:	Title Network, Ltd.
4965 Preston Park Blvd., Suite 320 Plano, TX 75093
Attention: Michelle Necaise
Telephone: (469) 241-0688
Facsimile: (469) 241-0711

1.1.6 Escrow Agent:	Title Network, Ltd.
4965 Preston Park Blvd., Suite 320 Plano, TX 75093
Attention: Michelle Necaise
Telephone: (469) 241-0688
Facsimile: (469) 241-0711

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1.1.7 Broker:	Holliday Fenoglio Fowler

1.1.8 Effective Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement.

1.1.9 Property
Information
Delivery Date:	The date which is ten (10) days after the Effective Date.

1.1.10 Title Commitment Delivery Date;	The date which is ten (10) days after the Effective Date.

1.1.11 Survey Deliver Date:	The date which is ten (10) days after the Effective Date.

1.1.12 Title and Survey
Review Period:	The period ending at the end of the Inspection Period.

1.1.13 Inspection Period:	The period beginning on August 28, 2008 and ending thirty (30) days thereafter.

1.1.14 Closing Date:	The date which is fifteen business (15) days after the expiration of the inspection Period.

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1.2      Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Part
Title Commitment required to be delivered pursuant to Section 5.1	Seller
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4	Seller

Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Purchaser
Costs of Survey (excluding any extra charges for any extraordinary revisions requested by Purchaser, if any)	Seller
Costs for UCC Searches	Purchaser
Recording Fees	Seller
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser 1 /2 Seller 1 /2
Real Estate Sales Commission to Broker	Seller

1.3      Notice Addresses:

Purchaser:	Wells Real Estate Funds
	6200 The Corners Parkway Suite 250 Atlanta, Georgia 30092	Copy to:	McGuireWoods LLP 1170 Peachtree Street Suite 2100

	Attention: Keith Willby Telephone: (770) 243-8446 Facsimile: (770) 243-8199		Attention: Stephen Peterson Telephone: (404) 443-5719 Facsimile: (404) 443-5764

Seller:	c/o Archon Group	Copy to:	c/o Archon Group
	6011 Connection Drive Irving, TX 75039 Attention: Steve Reynolds Telephone: 972-368-265 8 Facsimile: 972-3 68-4098		6011 Connection Drive Irving, TX 75039 Attention: Scott McMillan Telephone: 972-368-25 87 Facsimile: 972-368-3199

		And:	Brown McCarroll, L.L.P. 2001 Ross Avenue Suite 2000 Dallas, Texas 75201 Attn: Robert W. Dupuy Telephone: 214-999-6102 Facsimile: 214-999-6170

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ARTICLE 2 - Property

2.1      Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in, Exhibit A attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all right, title and interest of Seller in and to all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (iii) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).

2.1.2 Leases. All of Seller’s right, title and interest in all leases of the Real Property (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”).

2.1.3 Tangible Personal Property. All of Seller’s right, title and interest in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”), which Tangible Personal Property shall include, without limitation, the property listed on Schedule 2.1.3 hereof.

2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name Parkway at Oak Hill; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller and without the consent of any third-party); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases or License Agreements (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and without the consent of any third-party); warranties (to the extent assignable without cost to Seller and without the consent of any third-party); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller and without the consent of any third-party); and telephone exchange numbers (but only to the extent assignable without cost to Seller and without the consent of any third-party) (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”).

2.1.5 License Agreements. All of Seller’s right, title and interest, without warranty, in and to all agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property, including agreements which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “License Agreements”). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume the obligations of the “lessor” or “licensor” under all License Agreements, some or all of which may be non-cancelable.

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2.1.6 Private Rights of Way. Any of Seller’s right, title and interest in and to (i) private rights of way serving or appurtenant to the Real Property, and (ii) any allocations of floor area ratio or density attributed or appurtenant to the Real Property.

2.1.7 Development Rights. All of Seller’s right, title, interest, powers, privileges, benefits, and options of Seller or otherwise accruing to Seller as the owner of the land, allocable to the Property, including, but not limited to any development rights, floor area ratio allocations, lot coverage allocations, allocations of development density, zoning rights or other rights allocated to or attributable to the Property.

ARTICLE 3 - Earnest Money

3.1 Deposit and Investment of Earnest Money. Within three (3) business days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal.

3.2 Independent Consideration. Simultaneously with the delivery of the Earnest Money to the Title Company by the Purchaser, Purchaser shall pay to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances, and shall not be applied against the Purchase Price.

3.3 Form; Failure to Deposit. The Earnest Money and Independent Consideration shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money or the Independent Consideration within the time periods required, Seller may terminate this Agreement by written notice to Purchaser and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 4.5, Escrow Agent shall pay the entire Earnest Money to Purchaser. No notice to Escrow Agent from Seller shall be required for the release of the Eames’ Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.5. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.5, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

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ARTICLE 4 - Due Diligence

4.1 Due Diligence Materials To Be Delivered. To the extent such items are in Seller’s possession, Seller shall deliver to Purchaser the following (the “Property Information”) on or before the Property information Delivery Date:

4.1.1 Financial Information. Copy of operating statements and a summary of capital expenditures pertaining to the Property for the twelve (12) months preceding the Effective Date of this Agreement or such lesser period as Seller has owned the Property (“Operating Statements”);

4.1.2 Environmental Reports. Copy of any environmental reports or site assessments related to the Property prepared for the benefit of Seller;

4.1.3 Tax Statements. Copy of ad valorem tax statements received by Seller relating to the Property for the current tax period;

4.1.4 Title and Survey. Copy of Seller’s most current title insurance information and survey of the Property;

4.1.5 Service Contracts. A list, together with copies, of Service Contracts;

4.1.6 Personal Property. A list of Tangible Personal Property; and

4.1.7 License Agreements. A list, together with copies, of any License Agreements.

4.1.8 Capital Expenditures. Evidence of capital expenditures made to the Property over the period of Seller’s ownership, if any.

4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at either the offices of Seller’s Asset Manager (defined below) or property manager or at the Property, the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1 Maintenance Records and Warranties. Maintenance work orders for the period of time that Seller has owned the Property and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.2 Plans and Specifications. Building plans and specifications relating to the Property; and

4.2.3 Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property.

4.2.4 General Documentation. Copies of all books, records, bills, invoices, lease files, and other documentation or information related to the ownership, construction, operation and leasing of the Property to the extent in Seller’s possession or reasonable control, provided, however, that Seller shall not be required to provide Purchaser with copies of tax returns, information that Seller may have relating to the prior owner of the Property that does not relate directly to the Property (including, without limitation, credit reports) or other proprietary or confidential information,

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4.3 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (i) Purchaser must give Seller twenty-four (24) hours’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (ii) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller and Asset Manager as additional insureds thereunder, and (iii) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.12 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section 4.8 hereof, Purchaser or Purchaser’s representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.8 hereof, Purchaser or Purchaser’s representatives may meet with any governmental authority for any good faith, reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least forty-eight (48) hours in advance by telephone or fax to inform Seller of Purchaser’s intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires, Purchaser shall not be required to provide such notice before making general inquiries of governmental agencies in connection with the Property.

4.4 Intentionally Deleted.

4.5 Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (i) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (ii) obtain all necessary internal approvals, and (iii) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not timely give a Due Diligence Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.5, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.6 Return of Documents and Reports. If this Agreement terminates for any reason other than Seller’s default hereunder, Purchaser shall promptly return and/or deliver to Seller all Property

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Documents and copies thereof. Additionally, if this Agreement terminates for any reason other than Seller’s default, then Purchaser must deliver to Seller copies of all third party reports, investigations and studies, other than economic analyses (collectively, the “Reports” and, individually, a “Report”) prepared for Purchaser in connection with its due diligence review of the Property. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto, and Seller shall have no right to rely on any Report without the written consent of the party preparing same. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

4.7 Service Contracts. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (i) that Purchaser has agreed to assume, or that Purchaser is obligated to assume pursuant to this Section 4.7, and (ii) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

4.8 Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.8 In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.9 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, neither Seller nor Asset Manager has made nor makes any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller and Asset Manager. Seller and Asset Manager expressly disclaim any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller and Asset Manager have not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

4.10 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of

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the Property and/or Property Documents, Purchaser and its agents and representatives shall: (i) not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases; (ii) not interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller, Asset Manager, or their respective agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply with all applicable laws; (vi) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vii) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (viii) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (ix) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.8 above, or except as may be otherwise required by law.

4.11 Purchaser’s Agreement to Indemnity. Purchaser indemnifies and holds Seller and Asset Manager harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.3, 4.8 and 4.10; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser also indemnifies and holds any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Section 4.8, above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser’s obligations under this Section 4.11 shall survive the termination of this Agreement and shall survive the Closing.

4.12 Environmental Studies; Seller’s Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, Purchaser must provide to Seller, immediately following the receipt of same by Purchaser, copies of any and all reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.11 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. In the event that such reports, tests or studies indicate the existence or reasonable potential existence of any contamination of any portion of the Property that is not disclosed in the Property Documents and that is material (meaning that the reasonably estimated cost of remediation and/or other liability associated therewith, as determined by Seller’s environmental consultants, exceeds $50,000.00), then Seller may terminate this Agreement by giving written notice to Purchaser within ten (10) business days after Purchaser has provided Seller with copies of such reports, tests or studies, whereupon the Earnest Money shall be returned to Purchaser, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination hereof, and Seller shall pay to Purchaser an amount equal to the lesser of (A) Purchaser’s actual out-of-pocket expenditures incurred directly in connection with negotiating this Agreement and/or conducting due diligence activities contemplated hereunder, or (B) Fifty Thousand and No/100 Dollars ($50,000.00), provided, however, that Purchaser must make written demand of Seller for such reimbursement and provide Seller reasonable supporting documentation of actual expenditures within

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thirty (30) days of the termination of this Agreement, and if Purchaser fails to provide such written demand and supporting documentation within such thirty (30) day period, then Purchaser shall be deemed to have forever waived its right to recover any amount from Seller.

ARTICLE 5 - Title and Survey

5.1 Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (i) a current commitment for title insurance or preliminary title report underwritten by Fidelity National Title Insurance Company (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price, with Purchaser as the proposed insured, and (ii) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

5.2 New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify Seller’s existing survey (“Survey”) as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser’s objectives.

5.3 Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey and shall be permitted to provide Seller with written notice of any matters disclosed in the Title Commitment or Surrey that Purchaser deems unacceptable (the “Title Objection Letter”). Within five (5) business days after receipt of the Title Objection Letter, Seller may provide Purchaser with written notice as to which objections Seller will or will not cure (the “Seller’s Cure Notice”). In the event that the Seller’s Cure Notice indicates that Seller will not cure any objection raised in the Title Objection Letter, Purchaser shall have five (5) days from receipt of Seller’s Cure Notice in which to terminate this Agreement, and upon such termination Purchaser shall receive a return of the Earnest Money, subject to the subsequent sentence. Notwithstanding the foregoing to the contrary no event may Purchaser terminate this Agreement pursuant to the preceding sentence later than the last day of the Inspection Period. Purchaser’s failure to terminate prior to the Inspection Period shall be deemed Purchaser’s acceptance of Seller’s Cure Notice and of the title to the Property as reflected in the last Title Commitment received by Purchaser prior to the expiration of the Inspection Period and the Survey. Seller shall have no obligation to cure title objections except matters that Seller agrees to cure in Seller’s Cure Notice, financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller her agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). The term “Permitted Exceptions” shall mean: (i) the matters shown in the Title Commitment or Survey to which Purchaser does not object, or that Seller elects not to cure without a resulting termination of the Agreement by Purchaser and (ii) rights of tenants, if any, and licensees or vendors under License Agreements or Service Contracts not terminated as of Closing.

5.4 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

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ARTICLE 6 - Operations and Risk of Loss

6.1      Ongoing Operations. From the Effective Date through Closing:

6.1.1 Leases, Service Contracts and License Agreements. Seller will perform its obligations under any Leases, Service Contracts and License Agreements.

6.1.2 New Contracts. Except as provided in Subsection 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.3 Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.4 Leasing; License Agreements. Seller will not amend or terminate any existing Lease or License Agreement or enter into any new Lease or new License Agreement without providing Purchaser (i) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (ii) Seller’s request for Purchaser’s approval. If Purchaser’s consent is requested by Seller as to any amendment or termination of a Lease or License Agreement, or as to a new Lease or new License Agreement, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or License Agreement or new Lease or new License Agreement within five (5) business days after Purchaser’s receipt of the items in (i) and (ii) of this Subsection 6.1.4. If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease or new License Agreement. Purchaser’s approval rights and obligations will vary depending on whether the request for approval from Seller is delivered to Purchaser before or after the expiration of the Inspection Period, as follows:

(a) With respect to a request for approval delivered by Seller to Purchaser before the expiration of the Inspection Period, Purchaser’s consent shall not be required. Moreover, whether or not Purchaser consents to an amendment or termination of a Lease or License Agreement or the entering into of a new Lease or License Agreement, Seller may amend or terminate a Lease or License Agreement or enter into a new Lease or License Agreement at anytime prior to the expiration of the Inspection Period; however, if Purchaser does not consent to same or is not deemed to have approved same, and if Seller elects to amend or terminate a Lease or License Agreement or enter into a new Lease or License Agreement notwithstanding Purchaser’s failure to approve same, then Purchaser may, at the time Seller notifies Purchaser of the execution of said amendment, termination or new Lease or License Agreement, elect to terminate this Agreement and receive a return of the Earnest Money; provided that if Purchaser does not elect to terminate within five (5) days after said notification from Seller, then Purchaser shall have waived its right to terminate pursuant to this Subsection 6.1.4.

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(b) With respect to a request for approval delivered by Seller to Purchaser after the expiration of the Inspection Period, Purchaser may withhold its consent at its sole discretion, and Seller may not amend or terminate a Lease or License Agreement or enter into a new Lease or new License Agreement without Purchaser’s written consent.

6.2 Damage. If prior to Closing the Properly is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-clay period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies Out the amount of the deductible plus insurance proceeds shall not exceed the lesser of (A) the cost of repair or (B) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds $100,000.00 to repair or which, in Seller’s reasonable estimation, will take longer than ninety (90) days to repair.

6.2.2 Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or (ii) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (ii) above.

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6.4 Insurance. Seller shall keep the Property insured under its current policies against fire and other hazards covered by extended coverage endorsement and commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

6.5 No Listing. From the date hereof until the earlier of termination of this Agreement or the Closing Date, Seller will not solicit or make or accept any offers to sell the Property or enter into any contracts or agreements regarding any disposition of all or any portion of the Property or any interest therein.

6.6 Change in Status. In the event that, between the Effective Date and the Closing Date, Seller becomes aware (as defined in Section 9.3 below) that any of the representations and warranties set forth in this Agreement are no longer materially true and correct, Seller shall promptly notify Purchaser in writing.

ARTICLE 7 - Closing

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date by deposit of the required Closing deliveries with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3 Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass),

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notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1 Deed. A special warranty or other limited warranty deed (as Seller’s local counsel or Title Company shall advise, warranting title only against any party claiming by, through or under Seller) in form acceptable for recordation under the law of the state where the Property is located hereof and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

7.3.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit B attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

7.3.5 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6 Owner’s Affidavit. An affidavit as to parties in possession and debts and liens in a form reasonably required by the Title Company and acceptable to Seller, sufficient to allow the Title Company to remove certain of the standard exceptions from the Title Commitment;

7.3.7 Certification Regarding Representations and Warranties. A recertification of Seller’s representations set forth in Section 9.1 hereof; and

7.3.8 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.4 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1 Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

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7.4.2 ERISA Letter. A letter to Seller in the form of Exhibit C attached hereto duly executed by Purchaser, confirming that Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, in the event Purchaser is unable or unwilling to make such a representation, Purchaser shall be deemed to be in default hereunder, and Seller shall have the right to terminate this Agreement and to receive and retain the Earnest Money;

7.4.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of Real Property; and

7.4.4 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6 Purchase Price. At or before 3:00 p.m. local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

7.8 Delivery of Books and Records. After the Closing, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession or control: License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets; keys; and other items, if any, used in the operation of the Property.

7.9 Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to any tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit D attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

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ARTICLE 8 - Prorations, Deposits, Commissions

8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (but including) the date of Closing: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3 Tenant Receivables. Rents due from tenants under any Leases executed during the term of this Agreement and from tenants or licensees under License Agreements and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a) Tenant Receivables and other income received from tenants under Leases and/or tenants or licensees under License Agreements after Closing shall be applied in the following order of priority: (i) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (ii) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser; (iii) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Subsection 8.1.3(b) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (iv) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease or licensee’s License agreement) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for

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Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Subsection 8.1.3(a) shall survive the Closing.

(b) Without limiting the generality of the requirements of Subsection 8.1.3(a)(ii) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Purchaser, said amount shall be paid by Seller to Purchaser within ten (10) business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Purchaser to Seller, Purchaser shall, within ten (10) business days of such final determination, remit said amount to Seller. Purchaser agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Subsection 8.1.3(b) shall survive the Closing.

8.2 Leasing Costs. Purchaser agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease (collectively, “Leasing Costs”) that are due prior to Closing with respect to Leases entered into during the term of this Agreement, which obligation shall survive the Closing.

8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing.

8.5 Tenant Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.

8.6 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing Out only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating

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broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9 - Representations and Warranties

9.1      Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement, or would in any instance bind the Property or the Purchaser.

9.1.3 Tenant/Leases. As of the Effective Date there are no tenants of the Property.

9.1.4 Service Contracts and License Agreements. To Seller’s knowledge, the list of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement set forth on Schedule 9.1.4 hereof is a correct and complete list of the Service Contracts and License Agreements currently affecting the Property,

9.1.5 Notices from Governmental Authorities. To Seller’s knowledge, during Seller’s period of ownership Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as set forth on Schedule 9.1.5 hereof or as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.6 No Condemnation. To the knowledge of Seller, as of the date hereof, there are no pending or contemplated condemnation or eminent domain proceedings (or process or purchase in lieu thereof) affecting the Property or any part thereof.

9.1.7 FIRPTA. Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended.

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9.1.8 OFAC. Seller represents that Seller is not and will not be an entity or person (i) that is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/tl1sdn.pdf) (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224, (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (any and all parties or persons described in clauses (i) - (iv) above are herein referred to as a “Prohibited Person”). Seller covenants and agrees that Seller shall not (aa) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (bb) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding; or attempts to violate, any of the prohibitions set forth in EO13224.

9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Georgia and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 OFAC. Purchaser represents that Purchaser is not and will not be an entity or person (i) that is listed in the annex to, or is otherwise subject to the provisions of EO13224, (ii) whose name appears on the OFAC most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/tllsdn.pdf) (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224, (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Purchaser covenants and agrees that Purchaser shall not (aa) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (bb) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

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9.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the date of this Agreement and, except in the case of Subsection 9.1.5, are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the “Survival Period”). Terms such as “Seller becomes aware”, “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Steve Reynolds and Steve Sullivan (“Asset Manager’s Employees”), without any duty of inquiry or investigation. Asset Manager’s Employees are the individuals within Seller’s organization most likely to have knowledge related to the representations and warranties contained herein. So qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Asset Manager’s Employees or any other officer or employee of Seller or its Asset Manager, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: (i) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (ii) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $50,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had knowledge as of Closing. Furthermore, Purchaser agrees that the maximum liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement is limited to $250,000.00. The provisions of this Section 9.3, shall survive the Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10 - Default and Remedies

10.1 Seller’s Remedies. If Purchaser fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.11, 8.6, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 or in Exhibit E to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property, and in said event Seller shall not be required to submit such matter to arbitration as contemplated by Exhibit E. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.11, 8.6, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement that survives Closing.

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10.2 Purchaser’s Remedies. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Purchaser to perform hereunder, or if at or prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, Purchaser shall elect, as its sole remedy, either to (i) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (ii) enforce specific performance, or (iii) waive said failure or breach and proceed to Closing. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten (10) business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two (2) months following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. If, however, the equitable remedy of specific performance is not available, Purchaser may seek any other right or remedy available at law or in equity; provided, however, that in no event shall Seller’s liability exceed the lesser of (i) $100,000.00 or (ii) the actual reasonable out-of-pocket expenses incurred by Purchaser and paid (A) to Purchaser’s attorneys in connection with the negotiation of this Agreement and (B) to unrelated and unaffiliated third party consultants in connection with the performance of examinations, inspections and/or investigations pursuant to Article 4. For purposes of this provision, specific performance shall be considered not available to Purchaser only if a court of competent jurisdiction (or an arbitrator, as per Exhibit E) determines conclusively that Purchaser is entitled to specific performance on the merits of its claim but said court or arbitrator is unable to enforce specific performance due to reasons beyond the control of the court or arbitrator. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such enforcement.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

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ARTICLE 11 - Disclaimers, Release and Indemnity

11.1 Disclaimers By Seller. Except for those representations and warranties in Section 9.1 of this Agreement and the warranty of title contained in the Deed, it is understood and agreed that Seller and Asset Manager have not at any time made and are not now making, and they specifically disclaim, any warranties or representations of any kind or character, express or implied, with respect to the Property (except as set forth m Section 9.1 hereof), including, but not limited to, warranties or representations as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (iii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (iv) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, Roadway or special flood hazard, (v) drainage, (vi) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (vii) the presence of endangered species or any environmentally sensitive or protected areas, (viii) zoning or building entitlements to which the Property or any portion thereof may be subject, (ix) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (x) usages of adjoining property, (xi) access to the Property or any portion thereof, (xii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (xiii) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (xiv) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (xv) the merchantability of the Property or fitness of the Property for any particular purpose, (xvi) the truth, accuracy or completeness of the Property Documents, (xvii) tax consequences, or (xviii) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is.” Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except for those representations and warranties in Section 9.1 of this Agreement and the warranty of title contained in the Deed. Except for those representations and warranties in Section 9.1 of this Agreement and the warranty of title contained in the Deed, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the Asset Manager of the Property, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except for those representations and warranties in Section 9.1 of this Agreement and the warranty of title contained in the Deed, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that

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Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations.

11.3 11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller and Asset Manager from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.G. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or maybe subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.5 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

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ARTICLE 12 - Miscellaneous

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (i) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser, (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the Inspection Period shall be deemed to have ended, (iv) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, and (v) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least three (3) days prior to Closing.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Confidentiality. Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.8, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

12.9 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid,

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certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.10 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.11 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m, local time in the state in which the Real Property is located.

12.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than facsimile.

12.13 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.

12.14 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser, which obligation shall survive Closing.

12.15 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

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12.16 ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

12.17 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Asset Manager and Purchaser only and are not for the benefit of any third party (other than Asset Manager), and accordingly, no third party (other than Asset Manager) shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.11 hereof.

12.18 Asset Manager: Designated Representative. Seller has engaged Archon Group, L.P. or affiliated companies (“Asset Manager”) to provide certain asset management services with respect to the Property, including acting as a liaison between Seller and Purchaser in connection with the Property and this Agreement. The Asset Manager will appoint one or more representatives (“Designated Representative(s)”) to deal with Purchaser. Whenever any approval, acceptance, consent, direction or action of Seller is required pursuant to this Agreement, Purchaser shall send to the Designated Representative a written notice requesting same, which notice shall: (i) describe in detail the matter for which such approval, acceptance, consent, direction or other action of Seller is requested; (ii) be accompanied by a copy of any contract, agreement or other document to be executed by Seller evidencing such approval, consent, acceptance, direction or action of Seller; and (iii) be accompanied by such other documents, written explanations and information as may be reasonably necessary to explain the request fully and completely. The Asset Manager will communicate Seller’s response to any such requests to Purchaser.

12.19 Mandatory Arbitration. The parties have agreed to submit certain disputes to mandatory arbitration in accordance with the provisions of Exhibit E attached hereto and made a part hereof for all purposes.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

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SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

PKWY, LLC, a Delaware limited liability company

Date executed by Seller:	By: /s/ Steve Reynolds
Name: Steve Reynolds
Title: Assistant Secretary

PURCHASER:

Wells Mid-Horizon Value-Added Fund 1, LLC,
a Georgia limited liability company

By: Wells Investment Management Company, LLC,
a Georgia limited liability company, its manager

Date executed by Purchaser:	By: /s/ Kevin A. Hoover
9/19/08	Name: Kevin A. Hoover
Title: President

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JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

Title Network, Ltd.

Date executed by executed by Escrow Agent:	By: /s/ Michelle Necaise
9/24/08	Name: Michelle Necaise
Title: Commercial Escrow Officer

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FIRST AMENDMENT TO

AGREEMENT OF PURCHASE AND SALE

This First Amendment to Agreement of Purchase and Sale (this “Amendment”) is entered into to be effective as of September 29, 2008 by and between PKWY, LLC, a Delaware limited partnership (“Seller”) and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company (“Purchaser”).

RECITALS

A.        Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated effective September 19, 2008 (the “Agreement”) regarding certain property described therein.

B.        Seller and Purchaser desire to modify the Agreement pursuant to the terms hereof

Now, therefore, in consideration of the mutual terms, provisions, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.        Defined terms in this Amendment shall have the meanings set forth herein, and to the extent a term is capitalized and not defined herein, it shall be defined as provided in the Agreement.

2.        The Inspection Period, as defined in Section 1.1.13 of the Agreement, is hereby amended so that the Inspection Period will end on September 30, 2008.

3.        The Closing Date, as defined in Section 1.1.14 of the Agreement, is hereby amended to be October 20, 2008.

4.        Seller and Purchaser hereby reinstate, ratify and confirm the terms of the Agreement as modified by this Amendment; provided however, if there is any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement. The delivery of counterpart signatures by facsimile or pdf transmission shall have the same force and effect as the delivery of a signed hard copy.

[Signatures Follow]

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Executed by the parties to be effective as of the date first written above.

SELLER:

PKWY, LLC, a Delaware limited liability company

By: /s/ Steve Reynolds
Name: Steve Reynolds
Title: Assistant Secretary

4187282.1

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PURCHASER:

Wells Mid-Horizon Value-Added Fund 1, LLC, a Georgia limited liability company

By: Wells Investment Management Company, LLC,
a Georgia limited liability company, its manager

By: /s/ Kevin A. Hoover
Name: Kevin A. Hoover
Title: President

4187282.1

13662.94208

SECOND AMENDMENT TO

AGREEMENT OF PURCHASE AND SALE

This Second Amendment to Agreement of Purchase and Sale (this “Amendment”) is entered into to be effective as of September 30, 2008 by and between PKWY, LLC, a Delaware limited partnership (“Seller”) and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company (“Purchaser”).

RECITALS

A.        Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated effective September 19, 2008 as amended by that certain First Amendment to Agreement of Purchase and Sale (as amended, the “Agreement”) regarding certain property described therein.

B.        Seller and Purchaser desire to modify the Agreement pursuant to the terms hereof.

Now, therefore, in consideration of the mutual terms, provisions, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.        Defined terms in this Amendment shall have the meanings set forth herein, and to the extent a term is capitalized and not defined herein, it shall be defined as provided in the Agreement.

2.        The Inspection Period, as defined in Section 1.1.13 of the Agreement, is hereby amended so that the Inspection Period will end on October 1, 2008.

3.        Seller and Purchaser hereby reinstate, ratify and confirm the terms of the Agreement as modified by this Amendment; provided however, if there is any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement. The delivery of counterpart signatures by facsimile or pdf transmission shall have the same force and effect as the delivery of a signed hard copy.

[Signatures Follow]

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Executed by the parties to be effective as of the date first written above.

SELLER:

PKWY, LLC, a Delaware limited liability company

By: /s/ Steve Reynolds
Name: Steve Reynolds
Title: Assistant Secretary

4187797.1

13662.94208

PURCHASER:

Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company

By: Wells Investment Management Company, LLC,
a Georgia limited liability company, its manager

By: /s/ Kevin A. Hoover
Name: Kevin A. Hoover
Title: President

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THIRD AMENDMENT TO

AGREEMENT OF PURCHASE AND SALE

This Third Amendment to Agreement of Purchase and Sale (this “Amendment”) is entered into to be effective as of October 1, 2008 by and between PKWY, LLC, a Delaware limited partnership (“Seller”) and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company (“Purchaser”).

RECITALS

A.        Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated effective September 19, 2008 as amended by those certain First and Second Amendments to Agreement of Purchase and Sale (as amended, the “Agreement”) regarding certain property described therein.

B.        Seller and Purchaser desire to modify the Agreement pursuant to the terms hereof.

Now, therefore, in consideration of the mutual terms, provisions, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.        Defined terms in this Amendment shall have the meanings set forth herein, and to the extent a term is capitalized and not defined herein, it shall be defined as provided in the Agreement.

2.        The Inspection Period, as defined in Section 1.1.13 of the Agreement, is hereby amended so that the Inspection Period will end on October 2, 2008.

3.        Seller and Purchaser hereby reinstate, ratify and confirm the terms of the Agreement as modified by this Amendment; provided however, if there is any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement. The delivery of counterpart signatures by facsimile or pdf transmission shall have the same force and effect as the delivery of a signed hard copy.

[Signatures Follow]

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13662.94208

Executed by the parties to be effective as of the date first written above.

SELLER:

PKWY, LLC, a Delaware limited liability company

By: /s/ Steve Reynolds
Name: Steve Reynolds
Title: Assistant Secretary

4189396.1

13662.94208

PURCHASER:

Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company

By: Wells Investment Management Company, LLC,
a Georgia limited liability company, its manager

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

4189396.1

13662.94208

FOURTH AMENDMENT TO

AGREEMENT OF PURCHASE AND SALE

This Fourth Amendment to Agreement of Purchase and Sale (this “Amendment”) is entered into to be effective as of October 2, 2008 by and between PKWY, LLC, a Delaware limited partnership (“Seller”) and Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company (“Purchaser”).

RECITALS

A.        Seller and Purchaser are parties to that certain Agreement of Purchase and Sale dated effective September 19, 2008 as amended by those certain First, Second and Third Amendments to Agreement of Purchase and Sale (as amended, the “Agreement”) regarding certain property described therein.

B.        Seller and Purchaser desire to modify the Agreement pursuant to the terms hereof.

Now, therefore, in consideration of the mutual terms, provisions, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.        Defined terms in this Amendment shall have the meanings set forth herein, and to the extent a term is capitalized and not defined herein, it shall be defined as provided in the Agreement.

2.        Purchaser’s obligation to close the transaction contemplated by the Agreement shall be conditioned upon Purchaser’s receipt at or prior to Closing of an estoppel certificate (the “Estoppel”) executed by AAW Oak Hill, Ltd. in substantially the same of Exhibit A attached to this Amendment. So long as Purchaser is not in default under the Agreement, if the foregoing condition has not been satisfied as of the Closing Date or if Purchaser receives an executed Estoppel that is not substantially in the same form of the attached Exhibit A prior to the Closing Date (the “Early Estoppel Date”), Purchaser may, in its sole discretion, terminate this Agreement by delivering written notice to Seller on or before the Closing Date or the first business day after the Early Estoppel Date (the “Estoppel Termination Deadline”), as applicable, or elect to close or to permit the Estoppel Termination Deadline to pass, as applicable, notwithstanding the non-satisfaction of such condition, in which event Purchaser shall be deemed to have waived such condition. In the event Purchaser elects to close (or to permit the Estoppel Termination Deadline to pass without terminating the Agreement), notwithstanding the non-satisfaction of such condition, Purchaser shall be deemed to have waived said condition, and there shall be no liability on the part of Seller related to said failed condition. If Purchaser timely terminates the Agreement pursuant to this Paragraph 2, the Escrow Agent shall promptly deliver the Earnest Money to Purchaser and the parties shall be relieved of all obligations except any that survive a termination of the Agreement.

3.        Seller and Purchaser hereby reinstate, ratify and confirm the terms of the Agreement as modified by this Amendment; provided however, if there is any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control.

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This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one agreement. The delivery of counterpart signatures by facsimile or pdf transmission shall have the same force and effect as the delivery of a signed hard copy.

[Signatures Follow]

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Executed by the parties to be effective as of the date first written above.

SELLER:

PKWY, LLC, a Delaware limited liability company

By: /s/ Steve Reynolds
Name: Steve Reynolds
Title: Assistant Secretary

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PURCHASER:

Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company

By: Wells Investment Management Company, LLC,
a Georgia limited liability company, its manager

By: /s/ Kevin A. Hoover
Name: Kevin A. Hoover
Title: President

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